UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2017

CLS HOLDINGS USA, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-174705	45-1352286
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11767 South Dixie Highway, Suite 115
Miami, Florida	33156
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 438-9132

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2017, the board of directors of CLS Holdings USA, Inc. (the “Company”) appointed Andrew Glashow, age 54, as a Class 1 director to fill a vacancy on its board of directors.  Mr. Glashow will initially serve for a one-year term expiring at the 2018 meeting of stockholders of the Company. Mr. Glashow is not a party to any arrangement with any other person pursuant to which he was selected as a director.

Mr. Glashow is a founding partner of New World Merchant Partners, LLC, a strategic and advisory firm, and has served as a Managing Director since its inception in 2008. Mr. Glashow specializes in advising with respect to microcap transactions in the $5 million to $50 million range. He has in excess of twenty years of experience in the capital markets and in all phases of business start-up and growth, including feasibility studies, business plans, equity and debt funding, private placements, reverse mergers and IPOs. Mr. Glashow has worked with many investment-banking firms and maintains close relationships with decision makers at several of them. Prior to founding New World Merchant Partners, he was a partner in STAR Associates, a corporate finance firm specializing in the placement of capital for small and emerging growth companies. Mr. Glashow has served as CEO and President of multiple companies, which he helped capitalize. Mr. Glashow is a graduate of the University of New Hampshire’s Whittemore School of Business and Economics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLS HOLDINGS USA, INC.

Date: December 13, 2017	By: /s/ Jeffrey I. Binder
Jeffrey I. Binder Chairman and Chief Executive Officer